HENDERSON GLOBAL FUNDS

Written Instrument Abolishing a Class of Beneficial Interests

The undersigned, constitute all of the Trustees of the Henderson Global Funds (the “Trust”), a statutory trust organized pursuant to a Declaration of Trust dated May 11, 2001, as amended (the “Declaration of Trust”).  This instrument is executed pursuant to Section 6.3 of Article VI of the Declaration of Trust in order to abolish Class W as a class of Interests of the Trust.  Capitalized terms not defined herein shall have the same meanings as provided in the Trust’s Declaration of Trust.

WHEREAS, pursuant to Section 6.3 of Article VI of the Declaration of Trust, the Board has determined that it is in the best interests of the Trust to abolish Class W of each of Henderson European Focus Fund, Henderson Global Equity Income Fund, Henderson Global Technology Fund and Henderson International Opportunities Fund at such time as there are no Interests outstanding.

RESOLVED, that effective as of January 14, 2011 or such later date at which time there are no Class W Interests outstanding, the Trustees of the Trust hereby abolish Class W for each of Henderson European Focus Fund, Henderson Global Equity Income Fund, Henderson Global Technology Fund and Henderson International Opportunities Fund.

 (Signature Page Follows)

(Signature Page – Henderson Global Funds - Written Instrument Amending
 Establishment and Designation of a Class of Beneficial Interests)

IN WITNESS WHEREOF, the undersigned have this 10th day of December, 2010 signed these presents, in one or more counterparts, each of which shall be deemed an original but all of which shall together constitute one and the same document.

/s/ C. Gary Gerst C. Gary Gerst, Chairman and Trustee

/s/ Roland C. Baker Roland C. Baker, Trustee

/s/ Faris F. Chesley Faris F. Chesley, Trustee